LETTER OF INTENT

Dear Mr. Kaufman,

     Please  consider  the  following  as a Letter of Intent  between  MILLENIUM
HOLDING GROUP, INC., ("MILLENIUM") a Nevada Corporation, with its principal place of business in Lincoln NE and STANFORD LIFE INSURANCE COMPANY. ("STANFORD") an AZ Corporation with its principal place of business in Phoenix, AZ (collectively the PARTIES). The purpose of this letter is set forth those items necessary to reach a definitive agreement between our companies. Accordingly, it is hereby agreed that;

     MILLENIUM will use its best efforts to enter into a definitive agreement with STANFORD and complete the acquisition of STANFORD within ninety (90) days from the date of execution of this Letter of Intent. The terms for said acquisition are as follows:

     1. PURCHASE PRICE MILLENIUM shall remit, in cash, an amount equal to the Statutory Capital and Surplus as agreed upon at the date of closing. In addition, it shall cause to be transferred 125,000 shares of its common stock to the seller or its designee. Said shares shall be restricted pursuant to Rule 144 and will have "piggy back" rights of registration.

     2. PROPERTY The Board of Directors and shareholders of STANFORD shall transfer all shares of STANFORD, which have been issued and are outstanding to MILLENIUM or its designee. It shall also transfer all records, minute book(s), financial statements, bank accounts, portfolio and all other records and documentation necessary to properly operate the business.

     3. CERTIFICATE GOOD STANDING AND PROPER AUTHORITY The PARTIES shall present to each other a certificate of Good Standing from their respective states of incorporation. STANFORD shall present, and transfer all insurance licenses as well as all other licenses necessary to operate the business.

     4. FILINGS AND NEW CONTRACTS If required, the PARTIES shall complete any and all delinquent regulatory filings and update audits and shall refrain from entering into any contracts or undertaking any obligations that would be a detriment to this contemplated merger.

     5. DUE DILIGENCE As requested, the PARTIES shall supply all due diligence materials to each other, including but not limited to a UCC lien search and a legal opinion stating that there is no outstanding threatened or pending litigation against the companies.
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     The closing of the contemplated  transaction shall be subject to respective
Board of Directors approval, completion of due diligence, adequate financing and the execution of a Definitive Agreement.

     IN WITNESS WHEREOF the parties have executed this letter of intent on the date first above written subject to the approvals as above stated.


MILLENIUM HOLDING GROUP, INC                   STANFORD LIFE INSURANCE COMPANY


By: /s/ Richard L. Ham                         By: /s/ Howard Kaufman
    ---------------------------                    -----------------------------
    Its President                                  Its President